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Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Announces First Quarter 2020 Results

- Company generated consolidated revenues of $148.6 million in the first quarter of 2020
- GAAP consolidated operating income improved by $21.7 million over the prior-year quarter to an operating loss of $10.3 million
- Consolidated adjusted EBITDA improved by $5.1 million over the prior-year quarter
- Babcock & Wilcox segment adjusted EBITDA improved by 17.2% over the prior-year quarter to $10.7 million
- Company successfully completed its financing process, providing a two-year credit extension and additional liquidity

(AKRON, Ohio – May 14, 2020) – Babcock & Wilcox Enterprises, Inc. ("B&W Enterprises") (NYSE: BW) announced today first quarter 2020 GAAP loss from continuing operations of $33.5 million, an improvement of $16.3 million compared to a loss of $49.9 million in first quarter 2019. Adjusted EBITDA was a positive $0.7 million, an improvement of $5.1 million compared to negative adjusted EBITDA of $4.4 million in the prior year period, resulting in the Company's fourth consecutive quarter of profitability on an adjusted EBITDA basis.

On May 14, 2020 the Company amended its Credit Agreement, which amendment replaces and supersedes the previously disclosed agreement to refinance the Company's senior debt by May 15, 2020, among other things. Under the terms of the amended Credit Agreement, and as agreed between the Company, its senior lender syndicate, and B. Riley Financial, Inc., the Company's current revolving credit facility and availability for letters of credit will be extended for two years with a maturity date of June 30, 2022.

"Our financing agreement and two-year credit extension, in financial markets distressed by the effects of COVID-19, is a major success. This agreement gives us the financial stability to focus on converting our turnaround to growth, and we appreciate the collaboration of our lenders and other stakeholders to reach this milestone," said Kenneth Young, B&W Enterprises Chief Executive Officer. "Before the worldwide economic downturn caused by the COVID-19 pandemic, our business was progressing as planned in the first quarter of 2020. Our $21.7 million improvement to a GAAP operating loss of $10.3 million and $5.1 million improvement to consolidated adjusted EBITDA of $0.7 million in the quarter directly reflect our ongoing efforts to improve profitability and our team's commitment to serving our customers and delivering strong performance amid this global crisis."

"As we've discussed before, many of our projects are delayed or deferred due to the global COVID-19 pandemic and the measures taken by local and national governments to control its spread, and we are not able to fully predict the extent of this impact at this time," Young continued. "We have implemented work-at-home mandates in many locations, and where necessary have furloughed some employees. However, we are an essential business, and are committed to supporting our customers in critical infrastructure industries such as power generation, pulp and paper and hospital facilities. Despite all of these challenges, our bookings in the first quarter roughly matched those of the prior-year period, and we are seeing our pipeline increase as many new projects are emerging, including renewable or green energy projects."

"Despite an operating loss on a GAAP basis, we closed the first quarter of 2020 with positive adjusted EBITDA despite the combined effects of COVID-19 and our industry's historically weak first quarter spending patterns. This is due to the determination and experience of the management and employee team that engineered the turnaround of our business, and their efforts to plan and implement changes throughout our operations in response to the unprecedented impacts of COVID-19," said Louis Salamone, B&W Enterprises Chief Financial Officer. "With our financing agreement in place, we continue to focus on managing our costs and cash flow through this crisis, while continually evaluating its effects on our business, to support our customers in the long-term. As we evaluate the impact of COVID-19, while it is impossible to fully predict, we expect deferrals and delays of certain projects to affect our performance in the second quarter of 2020, and anticipate the majority of deferred projects to re-mobilize in late 2020 and through 2021."

Results of Operations

The Company's focus on core technologies and profitability was the primary driver, as expected, of a decline in revenue in the first quarter of 2020 compared to the first quarter of 2019. Consolidated revenues in first quarter 2020 were $148.6 million, down 36% compared to first quarter 2019. Lower volume in the B&W segment related to the periodic nature of large construction new build projects, lower volume due to the ongoing wind-down of the SPIG U.S. operation, the impact of worksite COVID-19 restrictions on services volume and selective bidding to improve profitability in the SPIG segment, and the 2019 sale of Loibl, a materials handling business in the Vølund & Other Renewable segment, also drove the decline in revenue. The GAAP operating loss in first quarter 2020 was $10.3 million, inclusive of restructuring and settlement costs and advisory fees of $6.2 million, compared to an operating loss of $32.0 million in first quarter 2019. The improvement in operating income was primarily due to improved gross margins in the Babcock & Wilcox segment due to higher parts margins in addition to the impacts of cost savings and restructuring initiatives, as well as the absence of losses on the six European EPC loss contracts and lower levels of direct overhead support, warranty expense and SG&A in the Vølund & Other Renewable segment, partly offset by the decline in overall volume and changes in product mix in the SPIG segment described above. Adjusted EBITDA improved to a positive $0.7 million compared to negative $4.4 million in first quarter 2019. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of operating income, the most directly comparable GAAP measure, to adjusted EBITDA, as well as to adjusted gross profit for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox segment revenues were $122.0 million in the first quarter of 2020 compared to $188.6 million in the prior-year period, primarily attributable to lower volume related to the periodic nature of large construction new build projects. Adjusted EBITDA in first quarter 2020 was $10.7 million, an increase of 17.2% compared to $9.1 million in last year's quarter, primarily due to higher parts margins and the results of costs savings and restructuring initiatives partly offset by the decrease in revenue volume; adjusted EBITDA margin was 8.7% in the quarter as compared to 4.8% in the same period last year. Adjusted gross profit in the Babcock & Wilcox segment in first quarter 2020 was $32.9 million, a 5.7% increase compared to $31.1 million in the prior-year period, primarily related to the benefits of cost reductions, partially offset by the effects of decreased volume as described above; gross profit margin was 27.0%, compared to 16.5% in the same period last year, primarily due to higher parts margins and the benefits of costs savings and restructuring initiatives partly offset by the decrease in revenue.

SPIG segment revenues were $11.3 million in the first quarter of 2020 compared to $28.9 million in first quarter 2019, mainly due to the ongoing wind-down of the SPIG U.S. operation, the impact of worksite COVID-19 restrictions on services volume, and more selective bidding and focus on core geographies and products to improve profitability. Adjusted EBITDA was negative $1.2 million, down $1.9 million compared to positive $0.7 million in the same period last year, driven by the decrease in revenue and lower margins due to changes in product mix described above, as well as a $0.7 million settlement on a legacy dry cooling project expected to facilitate the collection of related outstanding receivables, partly offset by lower overhead fixed costs. Adjusted gross profit declined to $0.9 million in first quarter 2020, compared to $3.7 million in the prior-year period, primarily due to the decrease in revenue, changes in product mix and legacy dry cooling project settlement described above. At March 31, 2020, SPIG's U.S. entity had two remaining significant loss contracts; the first was 100% complete at the end of the first quarter 2020 with only performance testing remaining, which is expected be completed in the third quarter of 2020; the second was 89% complete at the end of the first quarter of 2020 and is expected to be completed in the third quarter of 2020. No additional charges were recognized on these contracts in the first quarter of 2020.

Vølund & Other Renewable segment revenues were $15.3 million for the first quarter of 2020, compared to $29.5 million in first quarter 2019. First quarter revenues were lower compared to the prior year quarter mainly due to the divestiture of Loibl, a materials handling business in Germany, that contributed $7.2 million of revenue in the first quarter of 2019 and a lower level of EPC project activity due to the completion of the European EPC loss contracts, partially offset by the startup of two operations and maintenance contracts in the U.K. that followed turnover of the EPC loss contracts to the customers.
Adjusted EBITDA in the quarter improved to negative $3.3 million compared to negative $8.8 million in the first quarter last year, primarily due to the absence of losses on the European EPC loss contracts; in the first quarter of 2020, the segment recorded a gain of $0.1 million on the European EPC loss contracts as compared to $4.1 million of losses recorded in the first quarter of 2019, inclusive of warranty expense. The improvement also reflected the benefits of restructuring, including lower levels of direct overhead support, warranty expense and SG&A. The segment's adjusted gross profit was positive $1.5 million in first quarter 2020, an improvement of $4.3 million compared to negative $2.9 million reported in first quarter 2019, primarily driven by the absence of losses on the European EPC loss contracts and lower levels of direct overhead support and warranty expense as described above, partially offset by the absence of adjusted gross profit from Loibl due to its sale.

Financing, Liquidity and Balance Sheet

On May 14, 2020, the Company successfully amended its Credit Agreement, which amendment replaces and supersedes the previously disclosed agreement to refinance the Company's senior debt by May 15, 2020, among other things. Under the terms of the amended Credit Agreement, the Company's current revolving credit facility and availability for letters of credit will be extended for two years with a maturity date of June 30, 2022. In addition, B. Riley Financial, Inc. ("B. Riley") has provided $30 million of new last-out term loans and has committed to provide $35 million of additional incremental last-out term loans through the maturity date. These incremental last-out term loans will amortize the revolving credit facility through reductions in revolving credit facility commitments over time. In addition to the $65 million total of funding described above, B. Riley has committed to make an additional $5 million in last-out term loans available at the Company’s request for working capital purposes. B. Riley has also provided a limited guaranty for all obligations under the Company's revolving credit facility, other than letters of credit and contingent obligations. In support of the refinancing, the Company also entered into an agreement with B. Riley to equitize approximately $16.2 million of fees and interest payments through December 31, 2020 on the unpaid principal amount of the last-out term loans, including the new term loans. All stock issued in payment of these fees will be valued at a price equal to the average volume weighted average price of the common stock over 15 consecutive trading days beginning on May 15, 2020, subject to customary adjustments and, to the extent required, stockholder approval under the rules of the New York Stock Exchange. Further detail can be found in the related Form 8-K on file with the SEC and related press release issued on May 14, 2020.

Based upon the terms of the amended Credit Agreement and the cash management and cost-reduction measures taken to date, the Company expects to maintain sufficient liquidity to fund its future operations and meet its obligations to the extent that the Company has concluded that there is no longer substantial doubt about its ability to continue as a going concern, as reflected in the Company's 10-Q on file with the SEC.

At March 31, 2020, the Company had a cash and cash equivalents balance of $35.4 million and borrowing availability of $20.0 million.

Insurance Recoveries and Cost-Savings Measures

The Company is continuing to pursue cost recoveries under various applicable insurance policies and from responsible subcontractors for the Vølund & Other Renewable segment's European EPC loss contracts. The Company previously indicated the possibility of certain insurance recoveries being reflected in first quarter 2020 results; however, the settlement processes related to these potential insurance recoveries were delayed due to COVID-19.

The Company has completed the implementation $119 million of annualized cost-savings initiatives previously identified. The Company continues to evaluate additional opportunities for cost savings and continues to evaluate potential dispositions as appropriate.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations, trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been adversely impacted by the measures taken by local governments and others to control the spread of this virus. As part of the Company’s recent response to the impact of the COVID-19 pandemic on its business, the Company has taken a number of cash conservation and cost reduction measures. While restrictions in some countries have begun to lessen, the Company's headquarters and the headquarters of the Babcock & Wilcox segment in Akron, Ohio, the headquarters of the Vølund & Other Renewable segment in Denmark and the headquarters of the SPIG segment in Italy (among other locations where the Company and its customers, vendors and suppliers operate) are currently subject to lock-down or shelter-in-place orders under local ordinances, with employees continuing to work remotely if possible. While some employees can work remotely, many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have also been extended into next year. Additionally, out of concern for the Company's employees, those who are uncomfortable returning to worksites due to the pandemic are not required to do so. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets. At the time of this release, it is impossible to predict the overall impact the pandemic will have on the Company's business, liquidity, capital resources or financial results.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone.

This release presents adjusted gross profit for each business segment and adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, mark to market ("MTM") pension adjustments, restructuring and spin costs, impairments, losses on debt extinguishment, costs related to financial consulting required under the U.S. Revolving Credit Facility and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments.

This release also presents adjusted gross profit by segment. The Company believes that adjusted gross profit by segment is useful to investors to help facilitate comparisons of the ongoing, operating performance of the segments by excluding expenses related to, among other things, activities related to the spin-off, activities related to various restructuring activities the Company has undertaken, corporate overhead (such as SG&A expenses and research and development costs) and certain non-cash expenses such as intangible amortization and goodwill impairments that are not allocated by segment.

Forward-Looking Statements

B&W Enterprises cautions that this release contains forward-looking statements, including, without limitation, statements relating to the application of the proceeds of the term loans under the Agreement, and management expectations regarding future growth and our ability to achieve sustained value for our shareholders. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 on us and the capital markets; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements and service the indebtedness under the amended Credit Agreement; our ability to obtain waivers of required pension contributions; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund & Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute contracts within our SPIG and Vølund & Other Renewable segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; our ability to successfully consummate strategic alternatives for non-core assets, if we determine to pursue them; and the other factors specified and set forth under "Risk Factors" in our periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. The Company cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this report, and the Company undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended March 31,
	2020	2019
Revenues	$148.6	$231.9
Costs and expenses:
Cost of operations	114.6	201.1
Selling, general and administrative expenses	37.6	42.4
Goodwill and other intangible asset impairment	—	—
Advisory fees and settlement costs	4.2	13.6
Restructuring activities and spin-off transaction costs	2.0	6.1
Research and development costs	1.3	0.7
Gain on asset disposals, net	(0.9)	0.0
Total costs and expenses	158.9	263.9
Operating loss	(10.3)	(32.0)
Other (expense) income:
Interest expense	(22.1)	(11.1)
Interest income	—	0.6
Benefit plans, net	7.5	3.0
Foreign exchange	(9.3)	(10.2)
Other – net	(0.2)	0.4
Total other expense	(24.0)	(17.3)
Loss before income tax (benefit) expense	(34.3)	(49.2)
Income tax (benefit) expense	(0.8)	0.6
Loss from continuing operations	(33.5)	(49.9)
Income from discontinued operations, net of tax	1.9	—
Net loss	(31.6)	(49.9)
Net income attributable to non-controlling interest	0.1	0.1
Net loss attributable to stockholders	$(31.5)	$(49.8)

Basic and diluted loss per share - continuing operations	$(0.72)	$(2.71)
Basic and diluted earnings per share - discontinued operations	$0.04	$0.00
Basic and diluted loss per share	$(0.68)	$(2.71)

Shares used in the computation of earnings per share:
Basic and Diluted	46.4	18.4

(1) Figures may not be clerically accurate due to rounding.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$35.4	$43.8
Restricted cash and cash equivalents	11.0	13.2
Accounts receivable – trade, net	139.3	142.2
Accounts receivable – other	22.7	23.3
Contracts in progress	83.6	91.6
Inventories	60.7	63.1
Other current assets	24.6	27.0
Current assets held for sale	7.0	8.1
Total current assets	384.2	412.2
Net property, plant and equipment, and finance lease	94.8	97.1
Goodwill	47.0	47.2
Intangible assets	24.3	25.3
Right-of-use assets	12.2	12.5
Other assets	26.4	25.0
Non-current assets held for sale	7.2	7.3
Total assets	$596.1	$626.5

Revolving credit facilities	—	179.0
Last out term loans	—	104.0
Financing lease liabilities	0.8	—
Accounts payable	84.6	109.9
Accrued employee benefits	16.1	18.3
Advance billings on contracts	68.1	75.3
Accrued warranty expense	31.0	33.4
Operating lease liabilities	4.3	4.3
Other accrued liabilities	75.3	68.8
Current liabilities held for sale	8.3	9.5
Total current liabilities	288.4	602.5
Revolving credit facilities	185.0	—
Last out term loans	136.1	—
Pension and other accumulated postretirement benefit liabilities	251.4	259.3
Non-current finance lease liabilities	30.4	30.5
Non-current operating lease liabilities	8.1	8.4
Other non-current liabilities	20.4	20.9
Non-current liabilities held for sale	—	—
Total liabilities	919.8	921.5
Commitments and contingencies
Stockholders' deficit:
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 46,407 and 46,374 at March 31, 2020 and December 31, 2019, respectively	4.7	4.7
Capital in excess of par value	1,143.5	1,142.6
Treasury stock at cost, 619 and 616 shares at March 31, 2020 and December 31, 2019, respectively	(105.7)	(105.7)
Accumulated deficit	(1,371.4)	(1,339.9)
Accumulated other comprehensive income	4.1	1.9
Stockholders' deficit attributable to shareholders	(324.9)	(296.4)
Non-controlling interest	1.2	1.4
Total stockholders' deficit	(323.7)	(294.9)
Total liabilities and stockholders' deficit	$596.1	$626.5

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(31.6)	$(49.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	4.2	7.3
Amortization of deferred financing costs, debt discount and payment-in-kind interest	9.9	5.7
Non-cash operating lease expense	1.2	1.5
Gains on asset disposals	(0.9)	—
Benefit from deferred income taxes, including valuation allowances	(0.4)	(0.2)
Mark to market losses (gains) and prior service cost amortization for pension plans	(0.2)	—
Stock-based compensation, net of associated income taxes	0.9	0.4
Changes in assets and liabilities:
Accounts receivable	10.6	0.2
Contracts in progress	7.7	8.7
Advance billings on contracts	(7.3)	1.2
Inventories	1.3	(3.2)
Income taxes	(1.9)	—
Accounts payable	(26.5)	4.6
Accrued and other current liabilities	6.1	6.5
Accrued contract loss	(2.6)	(30.9)
Pension liabilities, accrued postretirement benefits and employee benefits	(10.3)	(0.6)
Other, net	4.4	11.0
Net cash used in operating activities	(35.5)	(37.7)
Cash flows from investing activities:
Purchase of property, plant and equipment	(2.4)	(0.3)
Purchases of available-for-sale securities	(6.4)	(6.0)
Sales and maturities of available-for-sale securities	3.4	1.0
Other, net	0.8	0.1
Net cash used in investing activities	(4.5)	(5.3)
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	70.2	71.2
Repayments of our U.S. revolving credit facility	(64.2)	(40.8)
Borrowings under Last Out Term Loan Tranche A-2	—	10.0
Borrowings under Last Out Term Loan Tranche A-4	30.0	—
Repayments under our foreign revolving credit facilities	—	(0.6)
Debt issuance costs	(5.7)	(6.7)
Other, net	0.6	—
Net cash from financing activities	30.8	33.1
Effects of exchange rate changes on cash	(1.4)	0.1
Net decrease in cash, cash equivalents and restricted cash	(10.6)	(9.8)
Cash, cash equivalents and restricted cash, beginning of period	56.9	60.3
Cash, cash equivalents and restricted cash, end of period	$46.4	$50.5

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended March 31,
	2020	2019
REVENUES:
Babcock & Wilcox segment	$122.0	$188.6
Vølund & Other Renewable segment	15.3	29.5
SPIG segment	11.3	28.9
Eliminations	—	(15.1)
	$148.6	$231.9

ADJUSTED EBITDA:
Babcock & Wilcox segment	$10.7	$9.1
Vølund & Other Renewable segment	(3.3)	(8.8)
SPIG segment	(1.2)	0.7
Corporate	(4.1)	(4.6)
Research and development costs	(1.3)	(0.7)
	$0.7	$(4.4)

AMORTIZATION EXPENSE:
Babcock & Wilcox segment (2)	$0.7	$0.2
Vølund & Other Renewable segment	0.0	0.2
SPIG segment	0.7	0.8
	$1.4	$1.2

DEPRECIATION EXPENSE:
Babcock & Wilcox segment	$2.3	$4.9
Vølund & Other Renewable segment	0.2	0.7
SPIG segment	0.3	0.5
Corporate	—	—
	$2.8	$6.1

	As of March 31,
BACKLOG:	2020	2019
Babcock & Wilcox segment	$257	$384
Vølund & Other Renewable segment (3)	190	317
SPIG segment	60	70
Other/Eliminations	(6)	(5)
	$501	$766
(1) Figures may not be clerically accurate due to rounding.
(2) Amortization expense in the Babcock and Wilcox segment includes $0.5 million and $0.0 million in finance lease amortization for the three months ended March 31, 2020 and March 31, 2019, respectively.

(3)
Vølund & Other Renewable backlog at March 31, 2020, includes $160.0 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three months ended March 31,
	2020	2019
Adjusted EBITDA (1)
Babcock & Wilcox segment	$10.7	$9.1
Vølund & Other Renewable segment	(3.3)	(8.8)
SPIG segment	(1.2)	0.7
Corporate	(4.1)	(4.6)
Research and development costs	(1.3)	(0.7)
	0.7	(4.4)

Restructuring activities and spin-off transaction costs	(2.0)	(6.1)
Financial advisory services	(0.9)	(4.0)
Settlement cost to exit Vølund contract (2)	—	(6.6)
Advisory fees for settlement costs and liquidity planning	(2.6)	(3.1)
Litigation legal costs	(0.7)	—
Stock compensation	(0.7)	(0.6)
Loss from business held for sale	(0.8)	—
Depreciation & amortization	(4.2)	(7.3)
Gain on asset disposals, net	0.9	—
Operating loss	(10.3)	(32.0)
Interest expense, net	(22.1)	(10.6)
Net pension benefit before MTM	7.5	3.4
MTM loss from benefit plans	—	(0.4)
Foreign exchange	(9.3)	(10.2)
Other – net	(0.2)	0.4
Loss before income tax (benefit) expense	$(34.3)	$(49.2)

(1) Adjusted EBITDA, for the three months ended March 31, 2019, excludes stock compensation that was previously included in segment results and totals $0.1 million in the Babcock & Wilcox segment, $0.1 million in the Vølund & Other Renewable segment, and $0.4 million in Corporate. Beginning in the third quarter of 2019, stock compensation is no longer considered in Adjusted EBITDA for purposes of managing the business, and prior periods have been adjusted to be presented on a comparable basis.

(2)
In March 2019, we entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations to act, and our risk related to acting, as the prime EPC should the project have moved forward.

(3) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted Gross Profit (Loss)(2)
(In millions)

	Three months ended March 31,
	2020	2019
Adjusted gross profit (loss) (1)
Operating income (loss)	$(10.3)	$(32.0)
Selling, general and administrative ("SG&A") expenses	37.5	42.3
Advisory fees and settlement costs	4.2	13.6
Amortization expense	1.4	1.2
Restructuring activities and spin-off transaction costs	2.0	6.1
Research and development costs	1.3	0.7
Gain on asset disposals, net	(0.9)	—
Adjusted gross profit (loss)	35.3	31.9

Adjusted gross profit by segment is as follows:

	Three months ended March 31,
	2020	2019
Adjusted gross profit (loss) (1)
Babcock & Wilcox segment	32.9	31.1
Vølund & Other Renewable segment	1.5	(2.9)
SPIG segment	0.9	3.7
Adjusted gross profit (loss)	35.3	31.9

(1) Amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2) Figures may not be clerically accurate due to rounding.